UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

January 1, 2015

____________________________

MEDICAL IMAGING CORP.

(Exact name of registrant as specified in charter)

NEVADA

(State or other Jurisdiction of Incorporation or Organization)

333-1364363	848 N. Rainbow Blvd. #2494 Las Vegas, Nevada 89107	98-0493698
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(877) 331-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement.

Effective January 1, 2015, Medical Imaging Corp. (the “Company”) engaged Jabi Inc. for a 2 year consulting agreement to continue acquisition, corporate financing, and general business consulting services to the Company for $10,000 USD per month, plus options as described below and any additional  payments as deemed appropriate by the board of directors. Jabi is controlled by Robert Landau, a significant shareholder of the Company.

Item 3.02 – Unregistered Sales of Equity Securities

On January 27, 2015 the Company issued 4.2 million immediately exercisable options to purchase shares of common stock of the Company to Jabi Inc. with an expiry date of 5 years and an exercise price of $0.15 per share. The closing price of the Company common stock, as reported by the OTC Markets, on the date of the grant was $0.05.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2015 the Company issued 4.2 million immediately exercisable options to purchase shares of common stock of the Company to Mitchell Geisler, the Company’s Chief Executive Officer, with an expiry date of 5 years and an exercise price of $0.15 per share.

On January 27, 2015 the Company issued 1.6 million immediately exercisable options to purchase shares of common stock of the Company to Richard Jagodnik, the Company’s Chief Financial Officer, with an expiry date of 5 years and an exercise price of $0.15 per share.

The closing price of the Company common stock, as reported by the OTC Markets, on the date of the grant was $0.05.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Medical Imaging Corp.
(Registrant)

Dated: February 4, 2015	By:	/s/ Mitchell Geisler
Name: Mitchell Geisler
Title: Chief Executive Officer

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